UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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PACIFIC CONTINENTAL CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders (“Annual Meeting”) of Pacific Continental Corporation to be held at 10:00 a.m., local time, on Monday, April 25, 2016, at The Inn at the 5th, Maple Room, 1st Floor, 205 East 6th Avenue, in Eugene, Oregon.

At the meeting, you will be asked to elect as directors the 11 individuals nominated by the Pacific Continental Corporation Board of Directors for a term of one year. You will also be asked to approve an amendment to the Company’s articles of incorporation to provide for majority voting in uncontested director elections, to approve an advisory, non-binding resolution which approves the compensation of the Company’s named executive officers, and to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We will also transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

All of the above matters are more fully described in the Proxy Statement. You may access the Annual Report to Shareholders and Proxy Statement through the Internet at http://www.edocumentview.com/PCBK. If you would like a paper copy of the proxy materials mailed to you, you may request one at http://www.investorvote.com/PCBK; or call 1-866-641-4276; or by sending an email to investorvote@computershare.com with “Proxy Materials Pacific Continental Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials.

Our Board of Directors has selected February 29, 2016, as the record date for determining shareholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournment or postponement thereof. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy. You may vote over the Internet, by telephone or by mail.

Sincerely,

March 14, 2016	Roger S. Busse
President, Chief Executive Officer

PACIFIC CONTINENTAL CORPORATION

111 West 7th Avenue

Eugene, Oregon 97401

541-686-8685

Notice of Annual Meeting of Shareholders

TIME	10:00 a.m., local time, on Monday, April 25, 2016

PLACE	Maple Room, 1st Floor, The Inn at the 5th, 205 East 6th Avenue, Eugene, Oregon 97401

ITEMS OF BUSINESS	(1)	To elect 11 directors to serve on the Board of Directors until our 2017 Annual Meeting of Shareholders.

	(2)	To approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation to provide for majority voting in uncontested director elections.

	(3)	To approve an advisory (non-binding) resolution approving executive compensation.

	(4)	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

	(5)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a shareholder of record at the close of business on February 29, 2016.

VOTING	You may vote over the Internet, by telephone or by mail. For specific instructions on voting, please refer to the instructions in the accompanying Proxy Statement.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders via the Internet. This process allows us to provide stockholders with the information they need, while at the same time lowering the cost of delivery. On or about March 14, 2016, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders containing instructions on how to access our 2016 Proxy Statement and 2015 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the 2016 Annual Meeting of Shareholders. Each attendee must present the Notice, or other proper form of documentation, to be admitted.

By Order of the Board of Directors

Roger S. Busse
President, Chief Executive Officer

PROXY STATEMENT

Annual Meeting of Shareholders

April 25, 2016

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to our stockholders over the Internet, rather than mailing paper copies of those materials to each stockholder. On or about March 14, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a web site where they can access our 2016 Proxy Statement and 2015 Annual Report to Shareholders and view instructions on how to vote via the Internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed.

Copies of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2015, are available in the Investor Relations section of Pacific Continental Bank’s website at www.therightbank.com.

INTRODUCTION

Our Board of Directors is soliciting proxies for the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Pacific Continental Corporation (the “Company”). This Proxy Statement contains information about the items you will vote on at the Annual Meeting to be held on Monday, April 25, 2016, and any adjournments or postponements thereof.

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

The Annual Meeting will be held on Monday, April 25, 2016, at 10:00 a.m., local time, at The Inn at the 5th, Maple Room, 1st Floor, located at 205 East 6th Avenue, Eugene, Oregon.

Purpose of the Meeting

At the Annual Meeting, you will be asked to:

●	Elect as directors of the Company the 11 individuals nominated by our Board of Directors to serve until our 2017 Annual Meeting or until their successors have been elected and qualified.

●	Approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation to provide for majority voting in uncontested director elections.

●	Approve an advisory (non-binding) resolution, which approves the compensation of the Company’s named executive officers.

●	Ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Record Ownership

Shareholders of record as of the close of business on February 29, 2016 (the “Record Date”), are entitled to one vote for each share of common stock then held. As of February 29, 2016, there were 19,604,780 shares of common stock issued and outstanding.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum.

Solicitation of Proxies

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on proposals being considered at the Annual Meeting. In addition to the use of the mail, proxies may be solicited in person or by telephone by directors, officers and employees of the Company or its subsidiary, Pacific Continental Bank (the “Bank”). It is not expected that compensation will be paid for the solicitation of proxies; however, in the event an outside proxy solicitation firm is engaged to render proxy solicitation services, the Company will pay a fee for such services.

Voting of Proxies

A portion of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially. You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name through our transfer agent.  If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

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Via Internet: Go to http://www.investorvote.com/PCBK and follow the instructions. You will need to enter the control number printed on the proxy card you received, and you should follow the instructions provided with your proxy materials and on your proxy card.

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By Telephone: Call toll-free (800) 652-VOTE (8683) and follow the instructions. You will need to enter the control number printed on the proxy card you received, and you should follow the instructions provided with your proxy materials and on your proxy card.

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In Writing: If you wish to vote by mail, complete, sign, date and return the proxy card in the envelope that was provided to you, or, if you wish to vote in person at the Annual Meeting, provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election when instructed.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee).  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or other nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote.

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You may receive the proxy card or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions on the proxy card or voting instruction form provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone or Internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

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If you own shares in “street name” through a broker or other nominee and do not instruct your broker or nominee how to vote, your broker or nominee may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this Proxy Statement, the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, is considered to be “routine.” Each of the other proposals is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors, the amendment of the Company’s articles of incorporation to provide for majority voting in uncontested director elections, or the other proposals included in this Proxy Statement. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a shareholder of record, you may vote by attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the meeting.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the Internet and telephone voting facilities to vote your shares will vote:

●	FOR each director nominee.

●	FOR approval of an amendment to the Company’s Second Amended and Restated Articles of Incorporation to provide for majority voting in uncontested director elections.

●	FOR approval of the advisory and non-binding resolution, which approves the compensation of the Company’s named executive officers.

●	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Proxy Revocation

Shareholders who execute Proxies retain the right to revoke them at any time prior to the vote on a given matter at the Annual Meeting. Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later Proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a Proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a previously granted Proxy. You may revoke your Proxy by telephone by calling 1-800-652-VOTE (8683) and following the instructions or via the Internet by going to http://www.investorvote.com/PCBK and following the instructions.

Voting on the Matters Presented

Election of Directors. The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from the directors as a group, or for each or any individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the proposal because directors will be elected by a plurality of votes cast.

Vote to Approve an Amendment to the Second Amended and Restated Articles of Incorporation. The proposal to approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation to require a majority vote for the election of directors in uncontested elections will be adopted if a majority of the shares present in person or by proxy voting on this matter are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal. If the amendment is approved by shareholders at the Annual Meeting, the majority voting standard will be effective commencing with our 2017 annual meeting of shareholders. If shareholders do not approve the proposed amendment, directors will continue to be elected by plurality vote.

Advisory (Non-Binding) Vote to Approve Executive Compensation. The vote presented in Proposal 2 is an advisory vote and, therefore, is not binding on the Company, our Compensation Committee or our Board of Directors. We value the opinions of our shareholders, however, and the Compensation Committee will, as it did with respect to last year’s named executive officer compensation vote, take into account the result of the advisory vote when determining future executive compensation. In accordance with the vote of the shareholders at the 2011 Annual Meeting, and concurrence of our Board of Directors, the Company will provide shareholders with such a vote on an annual basis. The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers. You may vote FOR, AGAINST or ABSTAIN from approving this resolution. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, will be adopted if a majority of the shares present in person or by proxy voting on this matter are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Other Matters Presented at the Annual Meeting

We do not expect any matters, other than those included in the Proxy Statement, to be presented at the Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those matters.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.therightbank.com, or the SEC’s website at www.sec.gov, or by writing the Company’s Corporate Secretary at the Company’s main office.

CORPORATE GOVERNANCE

The Board of Directors is committed to good business practices, transparency in financial reporting and high standards of corporate governance. The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of applicable securities laws and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Code of Ethics and Corporate Governance Documents

We have adopted a Conflicts of Interest/Code of Ethics/Confidentiality Policy (the “Ethics Policy”), which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Policy requires, among other things that our directors, officers and employees act in a responsible and ethical manner, comply with laws and regulations, avoid conflicts of interest, and otherwise conduct themselves in a manner deserving of the public trust and confidence. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions, and provides for accurate, complete and fair financial reporting.

In addition, each of our committees operates under formal written charters approved by the applicable committee and adopted by our Board of Directors. You may access the current charters and policies, including the Code of Ethics for Senior Financial Officers, Ethics Policy, Articles of Incorporation, Bylaws, and the Audit, Compensation and Corporate Governance and Nominating Committee (“Governance/Nominating Committee”) charters, by visiting the Company’s website and clicking on the Governance Documents link within the Investor Relations section at www.therightbank.com.

Board Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management of the Company. Some aspects of risk oversight are fulfilled at the full Board level. For example, periodically the Board receives from management various risk management reports, including an Enterprise Risk Management dashboard. Additionally, the Board, or a committee of the Board, receives specific periodic reports from executive management on credit risk, liquidity risk, interest rate risk, capital risk, operational risk and economic risk. Our Board’s standing committees also support the Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee oversees financial, accounting and internal control risk management. The head of the Company’s internal audit function and the independent registered public accounting firm report directly to the Audit Committee. The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. The Governance/Nominating Committee assists our Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of their respective committee, the significant issues it has discussed and the actions taken by the committee.

Board Composition and Attendance at Meetings

Our Board of Directors is currently composed of eleven (11) members. The Company’s Articles of Incorporation provide that the number of directors will be not less than six (6), with the number of directors to be established in accordance with the Company’s Bylaws. The Company’s Bylaws currently provide for a board of six (6) to fifteen (15) directors, with the specific number of directors to be established by board resolution. The Articles of Incorporation provide that directors are elected annually for one-year terms.

The Company held thirteen (13) Board meetings in 2015. The Bank held eleven (11) Board meetings in 2015. Each individual who served as a director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which each individual served as a director), and (ii) the total number of meetings held by all committees on which he or she served (during the periods that he or she served) with the exception of Mr. Pinneo who attended 73% of Board meetings and 91% of the committee meetings on which he served. During 2015, the Board of Directors met five (5) times in executive session, without management present. The Company does not require, but expects, the directors to attend the Annual Meeting. At the 2015 Annual Meeting, all directors of the Company nominated for re-election were in attendance.

Director Qualifications

The Board of Directors believes that each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Governance/Nominating Committee is responsible for the oversight and nomination process for director nominees. The Committee has not adopted formal “director qualification standards” for Committee-recommended nominees. However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on the Company’s Board to help the Company successfully meet its strategic plans. Because each director of the Company must be re-elected annually, the Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Certain Committees of the Board of Directors—Governance/Nominating Committee.”

The director biographical information set forth below summarizes the experience, qualifications, attributes and skills that the Company believes qualify each director to serve on the Board. The Governance/Nominating Committee and the Board believe that each respective director’s professional and business acumen and board experience and the total mix of all directors’ experience and skills are beneficial to the Company and the Board.

Director Independence

The Board of Directors is committed to maintaining an independent Board, and for many years our Board, excluding the Chief Executive Officer, has been comprised of independent directors. It has further been the Company’s practice to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, at this time, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

With the assistance of legal counsel to the Company, the Governance/Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Governance/Nominating Committee analyzed the independence of each director and nominee and has determined that all directors met the applicable laws and listing standards regarding “independence” as defined by the NASDAQ listing standards, and that each such director or nominee is free of relationships that would interfere with the individual’s exercise of independent judgment. In determining the independence of each director or nominee, the Committee considered many factors, including any lending arrangements with the directors, each of which (i) were made in the ordinary course of business, (ii) were substantially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail below in the section entitled “Additional Information – Certain Relationships and Related Transactions.”

Certain Committees of the Board of Directors

The Company and Bank Boards have jointly established, among others, an Audit Committee, a Compensation Committee and a Governance/Nominating Committee. Each committee operates under a formal written charter approved by the respective Committee and adopted by the Board of Directors. You may access copies of these respective charters by visiting the Company’s website and clicking on the Governance Documents link within the Investor Relations section at www.therightbank.com.

The following table shows the membership of the various Board committees as of the date of this proxy statement.

Committee Membership

	Audit	Compensation	Governance/ Nominating
Robert A. Ballin	☐	☐	☑
Eric S. Forrest	☑	☑	☐
Michael E. Heijer	☑	☐	☑
Michael D. Holzgang	☐	☑	☑*
Judith A. Johansen	☑	☐	☐
Donald L. Krahmer, Jr.	☑*	☐	☑
Donald G. Montgomery	☐	☑*	☑
Jeffrey D. Pinneo	☐	☑	☐
John H. Rickman	☑	☑	☑
Karen L. Whitman	☐	☑	☐
Total Meetings in 2015	[15]	[7]	[3]

   *Committee Chair

Audit Committee.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting, (ii) the establishment of procedures for the receipt, retention and treatment of accounting controls, (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board, (iv) the procedures with respect to the records and business practices of the Company and the Bank, (v) the adequacy and implementation of the internal auditing, accounting and financial controls, (vi) the independent auditor’s qualifications and independence, and (vii) compliance with the Company’s legal and regulatory requirements.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls; however, management is responsible for developing and implementing the internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards and then issuing a report thereon. The Committee’s responsibility is to monitor and oversee this process. In connection with its ongoing responsibility of risk oversight, the Audit Committee also has responsibility for overseeing and refining the Company’s comprehensive Enterprise Risk Management (ERM) evaluative process.

Compensation Committee.  The Compensation Committee reviews and approves the Company’s retirement and benefit plans, and determines the salary and incentive compensation for the Chief Executive Officer. For other executive officers, the Committee reviews recommendations from the President/Chief Executive Officer, Chief Operating Officer and the EVP/Chief Administrative Officer. The Committee also reviews and approves total compensation levels for all other Bank officers, and reviews the Company’s annual budget for total compensation and benefits expense. The Committee also establishes compensation for directors, which includes Board retainer fees and committee meeting fees as well as retainer fees for certain committee chairs. In addition to cash compensation, the Committee considers equity grant awards for directors and employees. The Committee may engage outside consultants to assist the members in making peer comparisons and determining industry “best practices.” The Committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the Committee. The Chair of the Committee reports to the full Board the actions of the Committee.

Additional information regarding executive and director compensation is discussed below under “Compensation Discussion and Analysis,” “Executive Compensation,” and “Director Compensation.”

Governance/Nominating Committee.  The Governance/Nominating Committee reviews and considers various corporate governance standards as suggested by evolving best practices, the needs of the Company and its shareholders, or as required by the SEC, NASDAQ and other regulatory agencies, and makes recommendations to the full Board as it deems appropriate. The Committee is responsible for reviewing the Ethics Policy and committee charters, defining Board member expectations and independence, reviewing and approving related party transactions, and overseeing Board and committee self-evaluations. In addition, the Committee recommends to the full Board a slate of director nominees for election at the Company’s annual meeting of shareholders.

In deciding whether to recommend incumbent directors for re-nomination, the Governance/Nominating Committee evaluates the Company’s evolving needs and assesses the effectiveness and contributions of its existing directors. The Governance/Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Governance/Nominating Committee has not adopted specific minimum qualifications for Committee-recommended nominees, nor has the Governance/Nominating Committee adopted a formal policy relating to Board diversity, although the Committee and the Board value a diversity of backgrounds, professional experience and skills among directors. The Governance/Nominating Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, independence and special skills. The Governance/Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company’s market areas.

The Governance/Nominating Committee will also consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described below under “Additional Information - Information Concerning Shareholder Proposals and Director Nominations.” The Governance/Nominating Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time.

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee consisted of Mr. Montgomery (Chair), and Messrs. Forrest, Holzgang, Pinneo, and Rickman and Ms. Whitman. During 2015, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Compensation Committee.

Shareholder Communication with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by email and can be most conveniently done by visiting the Company’s website (www.therightbank.com) and clicking on the Shareholder Communications link within the Investor Relations section. By clicking on Shareholder Tools, and then Shareholder Communications, an email dialog box will be made available for shareholder comments. Any email submitted in this manner is sent to the Chairman of the Board of Directors.

For shareholders who do not have access to the Company’s website, communications with the Board may also be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Pacific Continental Corporation, P.O. Box 10727, Eugene, Oregon 97440-2727.

If the Chairman determines that a communication, whether received by email or postal mail, is relevant to the Company’s operations and policies, such communication will be presented to the appropriate committee or entire Board for review and consideration.

Directors; Nominees for Director

Set forth below are the names and ages of our 11 director nominees as of the date of this Proxy Statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director during the past five years. The Governance/Nominating Committee has recommended to the Board, and the Board has nominated for election to the Board, the 11 persons listed below to serve for one-year terms or until their successors are elected and qualified. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote “FOR” the election of the 11 nominees listed below. If any of the nominees should refuse or become unavailable to serve, the persons named as proxies will have discretionary authority to vote for a substitute nominee, and your proxy will be voted for such persons as are designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unavailable to serve. As of the date of this Proxy Statement, the 11 incumbent directors of the Company also served as directors of the Bank.

Robert A. Ballin, 74, has been a director of the Company and the Bank since 1999 and 1980, respectively, and served as Chairman of the Board since 2000. Mr. Ballin has had a 50-year career in the insurance industry and is currently part-owner of Ward Insurance in Eugene. His special expertise is the providing of insurance and surety for the wood products industry throughout the Western half of the United States. Mr. Ballin has also served on numerous community, philanthropic and corporate boards in varying capacities. As a long-time Northwest businessman, his experience in all economic cycles is particularly valuable. Mr. Ballin’s experience in the wood products industry provides insight and knowledge in an industry of significant importance to the Northwest, and his experience in surety underwriting helps provide Board oversight of the Bank’s credit underwriting practices.

Roger S. Busse, 60, an accredited banking veteran with more than 39 years of industry experience, became president and chief executive officer in January of 2015. Recently, Mr. Busse was named to the FDIC Advisory Committee on Community Banking. Mr. Busse joined Pacific Continental Bank in 2003 after a 25-year career with U.S. Bank. Mr. Busse’s first role with PCB was as executive vice president and chief credit officer. In 2006, Mr. Busse was promoted to executive vice president and chief operating officer; and in 2007, he was promoted to president and chief operating officer. A certified management consultant, Mr. Busse holds a bachelor’s degree from Reed College, has earned a master’s degree from

Harvard University and is a graduate of the Harvard/MIT executive negotiation curriculum. Mr. Busse is on the board of Synergy by Association – an affiliate organization of the Oregon Bankers Association and was the past board chair of a nonprofit organization in Portland. An accomplished presenter, Mr. Busse is a frequent guest speaker at various executive forums, business-related symposiums and university-sponsored events that focus on ethics and business management. Mr. Busse has recently spoken before professional and student audiences at Harvard, Reed College, University of Oregon, Warner Pacific College, the Oregon Banker’s Association and Moss Adams LLP. Mr. Busse is an avid community volunteer and has assisted organizations such as Food for Lane County and Habitat for Humanity.

Eric S. Forrest, 48, was elected a director of the Company and the Bank in June 2014. Mr. Forrest is the co-president of Eugene-based Bigfoot Beverages and currently serves on the Pepsi Northwest Bottlers board of directors, chairs the Oregon Beverage Recycling board and past chair of the Pepsi-Cola Bottlers Association. A native Oregonian, Mr. Forrest has served on the Board of Directors of Eugene School District 4J, chaired the Eugene Chamber of Commerce executive committee and served on the City of Eugene’s budget committee. Prior to leading Bigfoot Beverages, he was co-founder and principal of Fast Track Car Wash/Joe to Go and served as president of Riversdale Ranch Properties. Mr. Forrest’s strong management experience and entrepreneurial drive provides a significant benefit to the Bank. He received a master’s degree in business administration from Willamette University and bachelor’s degree from Oregon State University.

Michael E. Heijer, 56, has been a director of both the Company and the Bank since 2005, following the acquisition of NWB Financial Corporation. Mr. Heijer was a founder of Northwest Business Bank and served on the boards of directors of NWB Financial Corporation and Northwest Business Bank until their acquisition by the Company in November 2005. He has more than 20 years’ experience in Pacific Northwest hotel and commercial real estate development and is the owner of GranCorp, Inc., a commercial real estate investment company with investments in the Pacific Northwest, which he formed in April 1986. Mr. Heijer was the founder and part-owner of Teris LLC, formerly American Legal Copy, a litigation support services company serving the West Coast that was formed in 1996, and sold in September 2013. He holds a bachelor’s degree in economics from the University of California at Berkeley. Mr. Heijer is a long-time Puget Sound resident and provides an important perspective with regard to the greater Seattle market, one of the Company’s three primary markets. Mr. Heijer’s real estate and entrepreneurial business experiences in the Portland and Seattle markets are particularly beneficial to the Board.

Michael D. Holzgang, 58, has been a director of both the Company and the Bank since 2002. He currently serves as the chair of the Governance/Nominating Committee. Mr. Holzgang has been in the commercial real estate business for over 35 years, currently serving as senior vice president with Colliers International, a global real estate services company since 2001. Prior to joining Colliers, Mr. Holzgang was a senior director at Cushman & Wakefield of Oregon where he worked for 20 years. Prior to that, Mr. Holzgang started his real estate career in Eugene following his graduation from the University of Oregon business school in finance. In addition to the breadth and depth of his knowledge of real estate in all three markets served by the Bank, Mr. Holzgang has served on volunteer boards for a collective period of 35 years. Most recently he served as chairman of the board of directors for Medical Teams International, an international humanitarian disaster relief agency, the second largest nonprofit in the state of Oregon. Prior to that, Mr. Holzgang served as board president of the Boys and Girls Clubs of Portland. Mr. Holzgang is a native Oregonian and has spent most of his life and career residing in Portland, one of the Bank’s three primary markets. His extensive nonprofit and real estate experience and leadership provide a valuable perspective both to the Bank and the Company.

Judith A. Johansen, 57, has been a director of both the Company and the Bank since 2013. Ms. Johansen recently retired from Marylhurst University where she served as president since 2008. Prior to her university service, Ms. Johansen was president and CEO of PacifiCorp where she was responsible for the company’s mining operations, regulated power generation facilities, wholesale energy services, transmission and distribution and concurrently served as a board member of Scottish Power, PLC. Additionally, Ms. Johansen served as CEO and administrator for Bonneville Power Administration from 1998 to 2000. Ms. Johansen currently serves on the board of Schnitzer Steel, Idaho Power, Kaiser Permanente Health Plans and Hospitals, Roseburg Forest Group and Hood River Distillers. She is also a senior fellow of the American Leadership Forum of Oregon and chairs the Board of Trustees for the Oregon Chapter of the Nature Conservancy. Ms. Johansen is a former director for the Portland branch of the Federal Reserve Bank of San Francisco, the Oregon Business Council and Bank of the Cascades, and was a Trustee of Law at Lewis and Clark College. Additionally, Ms. Johansen served as an Oregon governor’s appointee to the Port of Portland Commission and is a former chair and trustee for Lewis and Clark College. Ms. Johansen’s extensive and varied business experience and her knowledge of public company practice is of particular value to the Company and the Bank.

Donald L. Krahmer, Jr., 58, has been a director of both the Company and the Bank since 2002, and currently serves as the chair of the Audit Committee. Mr. Krahmer serves as a shareholder of the law firm of Schwabe Williamson & Wyatt, PC, where he chairs the firm’s Technology and Business Practice. He has expertise in corporate law, mergers and acquisitions, corporate governance, and complex business issues. Prior to joining Schwabe as a shareholder in 2002, Mr. Krahmer was a partner at Black Helterline, LLP, and held various management positions with Endeavour Capital, PacifiCorp Financial Services, PacifiCorp and U.S. Bancorp. Mr. Krahmer serves as a member of the community board of directors of Regence Blue Cross Blue Shield of Oregon and serves as a member of the board of directors and executive committee of the Portland Business Alliance. He serves as a technical advisor to the Oregon Innovation Council, which brings together leaders from private businesses, higher education and the public sector to drive innovation strategy. Mr. Krahmer is a member of the American Bar Association’s Business Law Section and its Mergers and Acquisitions, Middle Market and Small Business, and Venture and Private Equity Finance committees. Mr. Krahmer is a long-time Pacific Northwest resident who has spent time in the Bank’s three primary markets of Portland, Eugene and Seattle, and provides important perspective in all of these marketplaces. Mr. Krahmer’s extensive network of business and personal contacts within these markets provides valuable assistance in the Company’s business development efforts. Mr. Krahmer’s board, strategic and financial experience qualifies him with the expertise needed for his service to the Board as well as his position of Audit Committee chair. Additionally, his background as an advisor to many Pacific Northwest businesses, entrepreneurs, executives and corporate boards provides a unique perspective to the Board.

Donald G. Montgomery, 76, has been a director of the Company and the Bank since 1999 and 1996, respectively, and vice chair of the Board since 2000, and currently serves as the chair of the Compensation Committee. Mr. Montgomery is a private investor and formerly served for 17 years as the chief operating officer of Timber Products Company, a privately-owned wood products production and sales company, prior to his retirement in 2002. Prior to joining Timber Products, Mr. Montgomery worked for Kings Table International as chief operating officer. Mr. Montgomery is a long-time Eugene resident and provides an important perspective with regard to the greater Eugene market, one of the Bank’s three primary markets. Mr. Montgomery’s experience as a public company executive brings strong operational and financial expertise to the Board and contributes greatly in developing the Company’s investor relations strategy. His many years of compensation policy and human resource management experience provide the Board with a good overall perspective on compensation, social and governance issues.

Jeffrey D. Pinneo, 59, has been a director of both the Company and the Bank since 2013. While Mr. Pinneo is best known for his professional work in the airline industry, he has devoted a great deal of his time to charitable organizations, including Medical Teams International, where he has served on the board since 2008 and as CEO since 2012. Mr. Pinneo has volunteered with the agency since 2006. Through decades of service to the world’s most vulnerable, Medical Teams International has established itself as a leader in global relief and development and a regional point of pride as one of the largest non-profits in the Northwest. Mr. Pinneo is the former CEO and president of Horizon Air. Mr. Pinneo retired in June 2010 after nearly 29 years with Alaska Air Group companies Alaska Airlines and Horizon Air. During his tenure, Mr. Pinneo helped Horizon Air expand markets and revenues and extend the reach and presence of the Horizon and Alaska brands. Under his leadership, Horizon Air was named Regional Airline of the Year by Air Transport World in 2007. Mr. Pinneo has also served on the advisory boards of Seattle Pacific University Center for Integrity in Business, Washington State University College of Business and Point Loma Nazarene University. Mr. Pinneo’s geographic, nonprofit and public company experience align well with and support the Bank’s strategic plan.

John H. Rickman, 74, has been a director of both the Company and the Bank since 2003 and currently serves as the chair of the Company’s Asset and Liability Committee. Mr. Rickman worked for U.S. Bank for 38 years, serving as head of the bank’s Oregon commercial lending group, and, until his retirement in 2001, was the State President of U.S. Bank, Oregon. Mr. Rickman has been involved with numerous civic and professional organizations, including the executive committee of the Portland Chamber, United Way campaign cabinet committee, member of the SOLV-Founders Circle and Goodwill Industries of Columbia-Willamette. He previously served on the board of the Oregon Business Council, the Association for Portland Progress, co-chair of the Oregon Mentoring Initiative, and the Portland Oregon Sports Authority. He is a past chairman of the Oregon Bankers Association and was elected to the Oregon Bankers Hall of Fame in 2003. Mr. Rickman is a long-time Portland resident and provides an important perspective with regard to the greater Portland market, one of the Bank’s three primary markets. Mr. Rickman’s large-bank experience in asset and liability management, credit underwriting, loan portfolio and personnel management is of particular benefit to the Board, and his marketing and business development experience is a valuable resource to Company personnel.

Karen L. Whitman, 74, was appointed a director of the Company and the Bank in March 2015. Ms. Whitman is the president of Karen Whitman Projects and has extensive background in marketing and communication strategy with 35 years of experience advising business, political leaders, nonprofits, art and cultural institutions and economic development organizations. Ms. Whitman was a founding director of Capital Pacific Bancorp and Capital Pacific Bank, which were formed in 2003 and acquired by the Company in March 2015. Ms. Whitman served as board chair for both Capital Pacific Bancorp and Capital Pacific Bank. Ms. Whitman is the past chair of the Oregon Sports Authority and TravelPortland. She is a founder of the ArtQuake Festival, Association for Portland Progress (now Portland Business Alliance) and Sunset Corridor Association (now Westside Economic Alliance). Ms. Whitman is the past president of Portland Schools Foundation (now All Hands Raised) and was named trustee emeritus in 2010. Ms. Whitman is currently a board member of the Friends of Astoria Column, Inc., Museum of the City, Open School and founder director of Converge 45.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees for director identified above.

COMMITTEE REPORTS

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls.

During the fiscal year ended December 31, 2015, the Audit Committee was comprised of five directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Board of Directors has determined that Mr. Krahmer is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee has also discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent accountants provided to the Audit Committee the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Audit Committee included the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC (“2015 Annual Report on Form 10-K”).

The Director of Internal Audit reports directly to the Audit Committee of the Board of Directors. During 2015, the Director of Internal Audit worked under the direction of the Audit Committee to assist in managing all aspects of the auditing function including management of the internal audit department and coordination of all outsourced external auditors and consultants retained by the Audit Committee. The Audit Committee is directly responsible for setting the compensation of the Director of Internal Audit, review and approval of a budget for the Internal Audit department, review and approval of an annual audit plan for the Bank and the Company, and review and approval of all audits completed by the Internal Audit department, outside auditors and contractors.

Audit Committee

Donald L. Krahmer, Jr. (Chair)

Eric S. Forrest

Michael E. Heijer

Judith A. Johansen

John H. Rickman

Compensation Committee Report

During the fiscal year ended December 31, 2015, the Compensation Committee was comprised of six directors, each of whom satisfies the independence criteria under the NASDAQ listing standards and applicable rules of the SEC and the criteria of an outside director under the applicable rules of the Internal Revenue Service.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth in this Proxy Statement with management, and based on that review and those discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and incorporated by reference into the 2015 Annual Report on Form 10-K.

Compensation Committee

Donald G. Montgomery (Chair)

Eric S. Forrest

Michael D. Holzgang

Jeffrey D. Pinneo

John H. Rickman

Karen L. Whitman

Corporate Governance and Nominating Committee Report

The following is a report of the Governance/Nominating Committee of the Board of Directors, which is responsible for the Company’s review and consideration of corporate governance standards, related person transactions and for selecting the annual slate of director nominees.

The Governance/Nominating Committee is currently comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards.

The Governance/Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics that Board members should possess, as well as the composition of the Board as a whole. This review includes an assessment of the absence or presence of material relationships with the Company which might impact independence, as well as consideration of diversity, skills, experience, time available and the number of other boards the member serves in the context of the needs of the Board and the Company and such other criteria as the Governance/Nominating Committee shall determine to be relevant at the time. The Governance/Nominating Committee recommends nominees and number of directorships to the Board in accordance with the foregoing and the policies and principles in its charter.

The Governance/Nominating Committee recommends to the Board the number of director nominees required for the forthcoming year. When considering director nominations, the Governance/Nominating Committee will give equal consideration to director candidates nominated by shareholders and the Governance/Nominating Committee’s own candidates, provided that the shareholder recommendations are made in accordance with the procedures described in this Proxy Statement under “Additional Information - Information Concerning Shareholder Proposals and Director Nominations.” Candidates will be interviewed by the Governance/Nominating Committee (any expenses are the responsibility of the candidate) to evaluate the candidate’s competencies, business acumen, community visibility, Company share ownership and such other criteria as the Governance/Nominating Committee shall determine to be relevant at the time. Current directors standing for re-election are not required to participate in an interview process.

During 2015, the Governance/Nominating Committee recommended to the full Board the 11 current directors for nomination for election at the Annual Meeting.

Corporate Governance/Nominating Committee

Michael D. Holzgang (Chair)

Robert A. Ballin

Michael E. Heijer

Donald L. Krahmer, Jr.

Donald G. Montgomery

John H. Rickman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows the amount of common stock beneficially owned by (a) the executive officers named in the Summary Compensation Table (“named executive officers”), (b) each director, (c) all of the Company’s directors and executive officers as a group, and (d) all persons who are known to the Company to be beneficial owners of five percent or more of the Company’s common stock. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Except for our five percent holders, the table shows beneficial ownership as of December 31, 2015. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 19,604,192 shares of our common stock outstanding as of December 31, 2015. Under SEC rules, beneficial ownership includes any shares over which the person or entity exercises voting or investment power and also any shares that the person or entity has the right to acquire within 60 days of December 31, 2015. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table. Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Pacific Continental Corporation, 111 West 7th Avenue, Eugene, Oregon 97401.

The Company has adopted a policy prohibiting employees or directors from engaging in transactions that hedge the economic risks of ownership of the Company’s common stock, including trading in publicly traded options, puts, calls or other derivative instruments related to Company stock. In addition, the Company has adopted stock ownership and hold guidelines that require directors and executive officers to retain a certain ownership level of Company stock. A complete description of these ownership and retention guidelines is set forth in “Compensation Discussion and Analysis – Key Compensation Policies – Executive Stock Ownership and Hold Guidelines.”

Security Ownership of Certain Beneficial Owners and Management

Name	Position with Company	Number of Shares (1)(2)		Percentage of Shares
Executive Officers and Directors
Roger S. Busse	President/Chief Executive Officer	98,845	(3)	*
Michael A. Reynolds**	Executive Vice President, Chief Financial Officer	51,270	(3)	*
Richard R. Sawyer***	Executive Vice President, Chief Financial Officer	3,000	(4)	*

Mitchell J. Hagstrom	Executive Vice President, Chief Banking Officer	79,715	(5)	*
Casey R. Hogan	Executive Vice President, Chief Operating Officer	58,939		*
Rachel L. Ulrich	Executive Vice President, Chief Administrative Office	14,323		*
Robert A. Ballin	Chairman of the Board	404,690	(6)	2.064%
Eric S. Forrest	Director	5,254
Michael E. Heijer	Director	72,563	(7)	*
Michael D. Holzgang	Director	16,442		*
Judith A. Johansen	Director	13,642		*
Donald L. Krahmer, Jr.	Director	12,044		*
Donald G. Montgomery	Vice Chairman of the Board	60,728		*
Jeffrey D. Pinneo	Director	5,868
John H. Rickman	Director	37,626	(8)	*
Karen L. Whitman	Director	14,038		*
Directors and executive officers as a group (16 persons)		949,847	(9)	4.801%

*Represents less than 1% of the Company’s outstanding common stock.
**Mr. Reynolds retired from his position as chief financial officer, effective August 31,2015.
*** Mr. Sawyer was appointed chief financial officer of the Company effective August 24, 2015.
(1)	Share amounts include options to acquire shares that are exercisable within 60 days as follows: Busse 73,709; Reynolds 29,578; Hagstrom 31,587; Hogan 29,219; and Ulrich 10,225
(2)

Share amounts include shares of Company common stock owned “jointly with spouse” as follows: Busse 25,136; Reynolds 21,445; Sawyer 1,000; Hagstrom 47,744; Hogan 29,720; Ulrich 4,098; Ballin 156,604; Forrest 5,254; Heijer 61,229; Holzgang 16,442; Johansen 13,642; Krahmer 12,044; Pinneo 5,868; and Rickman 37,626.

(3)	Includes 247 shares held by spouse
(4)	Includes 500 shares held by spouse.
(5)	Includes 384 shares held as custodian for children.
(6)	Includes 2,250 shares held in trust for grandchildren; 90,812 pledged as security for a line of credit; and 62,540 in a margin account.
(7)

Includes 3,171 shares held as custodian for children; 5,288 shares held by GranCorp Holdings, LLC, 2,875 shares held by GranCorp Inc., of which Mr. Heijer and his spouse are the owners and principals, and 46,508 pledged as security for a line of credit.

(8)	All shares held in the Rickman Family Trust.
(9)	Includes 174,318 shares subject to options that could be exercised within 60 days.

   5% Shareholders

Name	Number of Shares (1)(2)	Percentage of Shares

Banc Fund (1) 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	1,691,652	8.63%
Basswood Capital Management (2) 645 Medison Avenue, 10th Floor New York, NY 10022	1,340,460	6.84%
BlackRock Fund Advisors (3) 40 East 52nd Street New York, NY 10022	1,296,441	6.61%

(1)	Based on Schedule 13G filed under the Securities Exchange Act of 1934 (the “Exchange Act”) on February 5, 2016. The securities are beneficially owned by Banc Fund Co. LLC and certain of its affiliates.

(2)	Based on Schedule 13F Form filed under the Exchange Act on December 31, 2015. The securities are beneficially owned by Basswood Capital Management and certain of its affiliates.

(3)	Based on Schedule 13F Combined filed under the Exchange Act on December 31 2015. The securities are beneficially owned by BlackRock Fund Advisors and certain of its affiliates.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the current executive officers who are not director nominees or directors of the Company, including their employment history.

Name	Age	Position with the Company or the Bank and Employment History	Tenure as an Officer of the Company and the Bank

Harlan D. Barcus	56	Executive Vice President, Chief Lending Officer (1)	2003

Scott A. Beard	49	Executive Vice President, Director of Healthcare Lending (2)	2001

Denise L. Ghazal	53	Executive Vice President, Greater Eugene Market President (3)	1990

Mitchell J. Hagstrom	59	Executive Vice President, Chief Banking Officer (4)	1988

Robert C. Harding	47	Executive Vice President, Greater Portland Market President (5)	2000

Casey R. Hogan	57	Executive Vice President, Chief Operating Officer (6)	1995

Nazim N. Karmali	50	Executive Vice President, Greater Seattle Market President (7)	2013

Scott P. McGillivray	47	Executive Vice President, Chief Information Officer (8)	2014

Michael A. Reynolds	64	Executive Vice President, Chief Financial Officer (9)	1998

Damon R. Rose	48	Executive Vice President, Chief Credit Officer (10)	1999

Richard R. Sawyer	50	Executive Vice President, Chief Financial Officer (11)	2015

Mark C. Stevenson	55	Executive Vice President, Chief Nonprofit & Sustainability Officer (12)	2005

Rachel L. Ulrich	50	Executive Vice President, Chief Administrative Officer (13)	2008

(1)

Mr. Barcus joined the Bank in March, 2015 as part of the Capital Pacific Bank acquisition and serves as executive vice president and chief lending officer. Mr. Barcus brings 35 years of credit administration and banking experience to his role, including several years in the 1980s as senior bank examiner for the Federal Deposit Insurance Corporation.

(2)

Mr. Beard joined the Bank in 2001, and leads the Company’s health care banking team as executive vice president and director of health care lending. Mr. Beard has over 20 years of commercial lending experience in the health care market, including more than 14 years in dental practice lending

(3)

Ms. Ghazal joined the Bank in 1990 and soon became involved in the commercial lending arena. Prior to her 2012 promotion to executive vice president and market president Ms. Ghazal spent several years as a commercial banking manager and team leader where she supervised a large staff of commercial lenders and support teams

(4)

In 2012, Mr. Hagstrom was named executive vice president, chief banking officer, responsible for market activities in all three primary markets of the Bank. He concurrently served as market president, Greater Eugene Market, a role he had from 2008 until September 2012. Prior to his appointment in 2004 to executive vice president and director of Greater Eugene operations, Mr. Hagstrom was responsible for deposit and loan growth throughout the Eugene market, serving in a market leadership role since he joined the Bank in 1988.

(5)

Mr. Harding joined the Bank’s leadership team in 2010 as executive vice president and market president. Mr. Harding previously served as the Bank’s senior vice president and relationship banking team leader in the Portland metropolitan market. Before joining Pacific Continental Bank in 2000, Mr. Harding worked for Bank of America for seven years.

(6)

Prior to his appointment as chief operating officer of the Company in 2015, Mr. Hogan served as executive vice president and chief credit officer of the Bank. Prior to his appointment as executive vice president and chief credit officer of the Bank in 2006, Mr. Hogan served in various capacities with the Bank, including commercial lending and credit administration. He joined the Bank in 1995 after serving as a lender for Idaho First National Bank for 18 years.

(7)

Mr. Karmali joined the Bank in April, 2013 as a senior vice president and commercial banking manager. Mr. Karmali was promoted to executive vice president and president of the Greater Seattle market in September, 2013. Prior to joining the Bank, Mr. Karmali worked in a variety of banking positions including lending and management roles with Toronto Dominion Bank and Opus Bank.

(8)

Mr. McGillivray joined the Bank in 2014 as senior vice president and chief information officer and was promoted to executive vice president and chief information officer in 2015. Mr. McGillivray has more than 20 years of technology leadership experience, including 10 years in the financial services industry. Mr. McGillivray has held a number of IT management roles in industries such as transportation, chemical manufacturing, high tech and the public sector.

(9)

Mr. Reynolds joined the Company and the Bank in 1998 and has served as the chief financial officer until his retirement effective August 31, 2015. Prior to joining the Company and the Bank, Mr. Reynolds spent 17 years in the corporate finance divisions of First Interstate Bank and U.S. Bank.

(10)

Mr. Rose began his banking career at the commercial banking division of Siuslaw Valley Bank in 1992, where he worked in all aspects of commercial banking. Mr. Rose joined the Bank as a commercial lender working with small business professionals, becoming well versed in SBA lending. In 2006, Mr. Rose was promoted to the position of senior vice president and senior credit officer. In 2015 Mr. Rose was promoted to executive vice president and chief credit officer.

(11)

Mr. Sawyer was named executive vice president and chief financial officer for Pacific Continental Bank in Augustr, 2015. Mr. Sawyer possesses strong experience within the community banking industry and also provides great insight and counsel related to one of PCB’s key business niches – the nonprofit sector. Mr. Sawyer was the executive vice president and chief financial officer for Tower Financial Corporation, a publicly held community bank also headquartered in Fort Wayne. Mr. Sawyer succeeded Michael A. Reynolds as chief financial officer upon Mr. Reynolds’s retirement effective August 31, 2015.

(12)

Mr. Stevenson joined the Bank in March, 2015 as part of the Capital Pacific Bank acquisition and serves as executive vice president and chief nonprofit & sustainability officer. Mr. Stevenson served as president and CEO of Capital Pacific Bank and has more than 30 years of experience in commercial banking, credit management and corporate finance at financial institutions such as U.S. Bank and Security Pacific Bank.

(13)

Ms. Ulrich was appointed as chief administrative officer of the Company in January 2015. Prior to her appointment, Ms. Ulrich served as senior vice president and human resources director since joining the Company in 2008; later that same year she was promoted to executive vice president. Prior to joining the Company Ms. Ulrich served 12 years as executive vice president and director of human resources for First Defiance Financial Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

Pacific Continental’s executive compensation programs are designed to support shareholder and Company objectives by providing competitive base salaries along with short-term and long-term rewards focused on balancing risk and performance. The Company’s Board of Directors has established a Compensation Committee (“Committee”) which is responsible for establishing and administering the Company’s executive and director compensation programs. The Committee consists only of independent non-employee directors and operates under a formal written charter approved by the Committee and adopted by the Board of Directors.

This Compensation Discussion and Analysis discusses our 2015 compensation program for the following named executive officers:

Name	Executive Officer Position

Roger S. Busse	President & Chief Executive Officer
Michael A. Reynolds	Executive Vice President & Chief Financial Officer (1)
Richard R. Sawyer	Executive Vice President & Chief Financial Officer (2)
Mitchell J. Hagstrom	Executive Vice President & Chief Banking Officer
Rachel L Ulrich	Executive Vice President & Chief Administrative Officer
Casey R. Hogan	Executive Vice President & Chief Operating Officer

(1)	Mr. Reynolds retired from his position of chief financial officer effective August 31, 2015.
(2)	Mr. Sawyer was appointed chief financial officer of the Company on August 24, 2015.

Executive Compensation Philosophy and Objectives

The Committee strives to design compensation programs that attract and retain the best available talent while efficiently utilizing available resources and appropriately managing risk. The Committee seeks to compensate employees with a pay and benefits package that is competitive in the marketplace, appropriately reflects varying levels of responsibility within the Company, and is aligned with the interests of shareholders and sound risk management principles. The process for establishing executive compensation consists of targeting overall compensation and then allocating that compensation between base salary, short-term and long-term incentive compensation (provided through annual cash incentive opportunity and long-term equity incentive compensation, respectively) thus driving behavior toward objectives that are aligned with shareholder interests.

The Committee believes there should be a strong link between executive pay and Company performance. Although a competitive compensation package must be provided in order to retain top talent, incentive compensation should mirror changes in the Company’s financial performance. As is described in detail below, our executive compensation program has three core components: a competitive base salary, an annual cash incentive opportunity and a long-term equity incentive opportunity. The Committee has established financial performance and risk identification thresholds for determining incentive compensation pay levels. As the Company’s performance changes, so does the executive’s compensation. In 2015, total compensation for the Chief Executive Officer remained in direct relationship to the performance of the Bank.

To illustrate the connection between Company performance and executive compensation, the charts and tables below show the Chief Executive Officer’s total compensation from the Summary Compensation Table for the three years ended December 31, 2015 and the Company’s performance for those same years expressed as earnings per share (“EPS”) and return on assets (“ROA”).

**excludes one-time expenses related to relocation

Role of Compensation Committee and Management

The Compensation Committee of the Board has overall responsibility for advising the independent members of our Board on the compensation of our named executive officers. Members of the Committee are appointed by our Board. The Committee makes its compensation recommendations utilizing the judgment of its members based on their tenure, experience, and after receiving input from our chief executive officer and other members of management. The independent members of our Board, taking into account the recommendations of the Committee, have the ultimate responsibility for evaluating and determining the compensation of our chief executive officer and his recommended compensation for our named executive officers.

The Committee also has risk oversight responsibility for the Company’s compensation programs. In establishing incentive compensation arrangements for the Company’s executive officers, the Committee has made reasonable efforts to ensure that such arrangements do not encourage executive officers or other employees to take unnecessary and excessive risks that could threaten the value of the Company, either in the short- or long-term. The Committee assessed all Company compensation practices and policies for risk and concluded that none of them create risks that are reasonably likely to result in a material adverse effect on the Company. Key factors in reaching this conclusion were (i) the implementation of a “clawback” policy, (ii) the significant weighting of risk management goals in the annual cash incentive program, (iii) the implementation of stock ownership guidelines and long-term hold requirements for shares acquired through equity incentive awards, and (iv) providing that all executive change in control benefits are “double-trigger,” requiring both a termination of employment and a change in control. The Committee performed the compensation risk assessment in late 2015 by directing management to identify and report back to the Committee on the risk elements in each compensation program, making a threshold determination whether risks arising from any program create a reasonable likelihood of material adverse effect on the Company, and then implementing additional risk mitigation to compensation programs where appropriate.

Key Compensation Policies

Policy for the Recovery of Incentive Compensation (“Clawback” Policy).  The Company has adopted a policy for the recovery of incentive compensation under certain circumstances. Under this policy, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Executive Stock Ownership and Hold Guidelines.  In order to enhance the link between the interests of executive officers and shareholders, the Compensation Committee implemented stock ownership guidelines pursuant to which executives are expected to establish and maintain a significant level of direct ownership of Pacific Continental stock. Mr. Busse, Ms. Ulrich and Mr. Sawyer continue to work toward acquiring the target level of stock. The executive officers must hold shares with a value equal to their base salary before they may sell any net shares acquired from equity awards. The Committee set the level equal to base salary to balance our objective for significant executive stock ownership with a concern that more stringent requirements could create succession planning and retention risks. Once these share ownership guidelines are attained, the executive must retain 75 percent of net shares acquired from equity awards for a period of two years. Messrs. Hagstrom and Hogan have acquired and, prior to his retirement, Mr. Reynolds acquired, the applicable target level of stock.

Competitive Market Data and Role of Compensation Consultant

The Committee undertakes an annual comprehensive evaluation of total compensation based on the principle that a meaningful portion of the executive’s pay should be in the form of incentive compensation that is tied to the short- and long-term best interests of the Company and its shareholders. To assist the Committee in establishing targeted aggregate levels of compensation, in 2014, the Committee engaged Pearl Meyer & Partners, an independent compensation consulting firm, to advise on executive compensation. Pearl Meyer & Partners compiled a peer group of banks against which to assess the three key components comprising our named executive officers’ compensation: base salary, annual incentive or cash bonus and long-term incentives (stock options, restricted stock and other equity-based awards). The peer group was selected based on banks in Alaska, California, Colorado, Idaho, Oregon and Washington which had total assets ranging from $800 million to $3.2 billion. Some publicly-held banks were excluded due to a lack of public compensation information, financial performance or targeted customer base. This peer group consisted of the following publicly-traded companies:

Bank of Commerce Holdings	Farmers & Merchants Bancorp	Northrim BanCorp, Inc.
Bank of Marin Bancorp	First Northern Community Bancorp	Pacific Mercantile Bancorp
*	FNB Bancorp	Pacific Premier Bancorp, Inc.
Cascade Bancorp	Guaranty Bancorp	Provident Financial Holdings, Inc.
Central Valley Community Bancorp	Heritage Commerce Corp	Sierra Bancorp
CoBiz Financial Inc.	Heritage Financial Corporation	TriCo Bancshares
CU Bancorp	**

*Bridge Capital was acquired by Western Alliance Bancorp on 6/30/2015

**Intermountain Community Bancorp was purchased by Columbia Banking Systems on 11/01/2014

Peer group data was compiled from the 2014 proxy statements filed with the SEC. Relative to peer banks, the Company’s performance fell within the 60th and 65th percentile of the custom peer group of 20 peers. Total compensation for the 20 peers was compared to compensation for the Company’s named executive officers. In aggregate, Company executive base salaries were at the 75th percentile of the market, while total cash and direct compensation were between the 25th and 50th percentile of peer banks.

The Committee continues to believe the Company’s total compensation philosophy appropriately rewards management performance in line with the regional and national information provided, thus meeting objectives to attract and retain quality executive management.

The Company solicits an annual advisory shareholder vote on the Company’s executive pay program. Although the results of the vote are not binding on the Company, the Committee takes into account the result of the advisory vote when determining future executive compensation.

Elements of Compensation

Total compensation is comprised of salary, annual cash incentive or bonus, long-term incentives (stock options, restricted stock, and other equity-based awards), all other compensation and retirement benefits.

Total Compensation; Allocation Among Components

The mix of base salary, annual cash incentive opportunity and long-term equity incentive compensation varies depending upon the employment level, the degree to which the position can influence short- and long-term performance and the degree to which the executive has authority to expose the Company to incremental risk. In allocating compensation among these components, the Committee believes that a relatively greater proportion of the total compensation opportunity of its named executive officers, the levels of management having the greatest ability to influence the Company’s performance, should be performance-based and variable (which for equity compensation includes appreciation or depreciation in the market price of the Company’s common stock). At other levels of management and staff, the Committee and management establish incentive compensation that includes both cash and equity awards that recognize the achievement of specific individual and departmental/regional performance goals in areas under the control of the employee. Company-wide performance, however, represents a portion of all officer incentive programs.

When reviewing the component allocations, the Committee considers the percentage of compensation at risk and to what degree the incentive compensation programs might encourage executives to take undue risk, with a view toward ensuring they do not.

For 2015, the cash incentive and equity opportunities as a percent of base salary were as shown in the table below.

	Base Salary	Cash Bonus Opportunity Percent of Base Salary	Amount in $	Equity Opportunity Percent of Base Salary	Amount in $	Total Compensation Opportunity
Roger S. Busse, President & Chief Executive Officer	$395,000	25%	$98,750	40%	$158,000	$651,750
Casey R. Hogan, EVP & Chief Operating Officer	$265,000	20%	$53,000	40%	$106,000	$424,000
Michael A. Reynolds*, EVP & Chief Financial Officer	$227,650	15%	$34,148	20%	$45,530	$307,328
Richard R. Sawyer**, EVP & Chief Financial Officer	$220,000	15%	$33,000	20%	$44,000	$297,000
Mitchell J. Hagstrom, EVP & Chief Banking Officer	$244,504	20%	$48,901	40%	$97,802	$391,206
Rachel L. Ulrich, EVP & Chief Administrative Officer	$195,000	15%	$29,250	25%	$48,750	$273,000

*Michael A. Reynolds retired from his position as chief financial officer, effective August 31, 2015.

**Richard R. Sawyer succeeded Michael A. Reynolds as chief financial officer, effective August 24, 2015.

Base Salary

We pay our named executive officers a base salary established for the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that the Committee has concluded is competitive in the market, is based upon the experience level of the executive, is consistent with other companies with similar performance and complexity characteristics, and that promotes sound judgment in daily decision-making.

Annual Incentive Cash Bonus

The Committee’s practice is to provide annual cash incentive opportunities with payouts tied in whole or in part to achievement of pre-established Company-wide performance objectives. While the Committee believes it is appropriate for payouts to exceed target for exceptional performance, the incentive bonus plan is structured to impose a hard cap on potential payouts in order to ensure that payouts never exceed reasonable levels. For 2015, payouts could range from zero to 120 percent of target. In 2015, the Company-wide performance goals were based upon three components: two measuring financial achievement and one for risk evaluation. Financial performance was measured by achievement of budgeted earnings per share, weighted at 40 percent, and financial performance measured by return on average assets (“ROA”) comparisons with that of our national peers weighted at 20 percent, for a combined financial achievement weighting of 60 percent; and achievement of appropriate goal levels in five major risk management categories reflecting the overall safety and soundness of the Bank, weighted at 40 percent.

Consistent with the Committee’s approach described above for allocating overall targeted compensation among the three components, the Committee established the 2015 target cash incentive opportunity levels for the chief executive officer at 25 percent of annual base salary and for the chief operating officer at 20 percent of annual base salary. Target 2015 cash incentive opportunities for the other named executive officers were 15 percent of base salary for Mr. Reynolds, Mr. Sawyer and Ms. Ulrich and 20 percent of base salary for Mr. Hagstrom. Eighty percent of the cash incentive opportunity for Messrs. Busse, Hogan, Reynolds, Sawyer and Hagstrom and Ms. Ulrich was based on performance against the Company-wide metrics outlined above and described in greater detail below. Twenty percent of Messrs. Busse, Hogan, Reynolds, Sawyer and Hagstrom and Ms. Ulrich’s cash incentive was based on performance against goals specific to their areas of responsibility.

For Mr. Hogan, goals related to oversight of all administrative and market functions, including evaluation of non-interest income revenue expansion initiatives, and investor relations. For Mr. Reynolds and Mr. Sawyer, goals focused on investment portfolio total returns, internal rate of return (IRR) management, liability management, stress testing and budget oversight. For Mr. Hagstrom, goals related to oversight of product and client strategy development, electronic banking initiatives, sales and brand enhancement. For Ms. Ulrich, goals were focused on integration of M&A administration and culture, strategy development for improvements and enhancements of operational and administrative efficiency as well as leadership development throughout the administrative areas of the Bank. Messrs. Busse, Hogan, Sawyer and Hagstrom and Ms. Ulrich achieved individual goal ratings of 110%, 105%, 100%, 85%, and 105%, respectively. Mr. Reynolds was awarded 95% of his bonus potential upon his retirement on August 31, 2015.

Budgeted Financial Performance.  The target for 100 percent achievement of this objective was budgeted EPS of $0.98, with maximum and threshold payout opportunities of 140 percent and 65 percent of target, respectively, for EPS performance between $1.47and $0.59.

Return on Assets Compared to Peer Group.  The ROA component measured comparative performance on trailing four-quarter return on average assets for the period ended September 30, 2015, relative to a peer group as established by SNL Financial for all commercial insured banks with assets between $1 billion and $2 billion. Overall assessment for this component was determined by the percentile performance against the peer group. The Company needed to perform in the range of 85th-89th percentile for a 100 percent payout for this component, with a maximum payout of 120 percent for the 100th percentile and threshold performance at the 35th-50th percentile for any payout (at 35 percent of target).

Risk Management.  The Committee believes strongly that performance must be evaluated in the context of the Company’s risk profile to assess the quality of the Company’s earnings. There are many factors that contribute to the evaluation of Company risk. The Committee approved an evaluation matrix which is comprehensive and auditable. Within the matrix are five major risk units: (i) asset quality, (ii) audit findings, (iii) liquidity risk, (iv) risk to capital, and (v) risk to earnings, weighted at 25 percent, 20 percent, 20 percent, 20 percent and 15 percent of this performance component, respectively. Within each of these five major risk units are three to seven quantitative measurements with individual threshold, low, high and maximum ranges of performance with corresponding weighting and achievement percentages ranging from 35 percent to 110 percent. A minimum weighted achievement of 35 percent was required for each of the five major risk units to contribute to the overall score. The major risk units exceeding that threshold were then multiplied by the applicable risk unit weighting, and these totals were summed to determine the overall score for this component. A threshold score of 50 percent was required for any payout for the risk management component, with a maximum payout at 100 percent.

Achievement and Overall Payouts

Company-Wide Performance Objectives.  Actual performance against the 2015 Company-wide performance objectives is shown in the table below:

Component	Weighting (as % of Total Incentive Opportunity)	Company Performance	Component Achievement Level	Weighted Achievement Level (as % of Total Incentive Opportunity)
Earnings Per Share	40%	$0.97	99%	39.60%
Relative ROA	20%	72 percentile	65.00%	13.00%
Risk Management	40%	106.50%	100.00%	40.00%
Total	100%	--	--	93%

The overall payout for Company-wide objectives was 93 percent of target. This compares to a 97 percent payout for 2014 objectives. As noted above, 80 percent of the payouts for Messrs. Busse, Hogan, Reynolds, Sawyer and Hagstrom, and Ms. Ulrich were based on performance against Company-wide objectives. The resulting cash incentive payouts are outlined in the Summary Compensation Table under the column heading “Non-Equity Bonus Incentive Plan Compensation”.

Equity Compensation.  The Committee believes that equity compensation awards to executives and all other employees should be based upon the economic value of the award at the time of grant and should be considered a part of total direct compensation. The Committee views annual awards of equity compensation as being appropriate to provide a continuous incentive to all levels of employees aligned with shareholder interests. Although the Committee views annual equity awards as a best practice, all grants of equity compensation are subject to approval by the full Board of Directors. The Committee grants equity awards based on the performance of the individual and the Company.

Beginning in 2011, equity awards to all employees were in the form of restricted stock units. Restricted Stock Units (“RSUs”) vest in 25 percent increments on each of the first four anniversaries of the grant date.

Consistent with the Committee’s total compensation approach, the Committee established target equity compensation levels for the president/chief executive officer, chief operating officer, other executive management and all other employees, based upon the economic value of the equity award at the time of the grant as a percentage of base salary. Actual equity grants are awarded as a percentage of the targeted equity compensation based on several factors, not specifically weighted, including the employee’s attainment of previous year’s individual objectives, consideration of increased employee responsibilities and a subjective assessment of the employee’s future potential in helping the Company meet its long-term goals.

The Committee’s practice is to annually award equity compensation during the first half of each year outside of the periods when the Company restricts insiders from engaging in Company stock transactions. These awards are generally made in April or May.

Based on the results achieved during 2015 and to incent strong future performance, the Committee awarded RSUs to the named executive officers on May 1, 2015. For all Named Executive Officers, the Committee approved a grant of 97 percent of equity opportunity, or 38.6 percent of base pay for Messrs. Busse, Hogan and Hagstrom, 19.3 percent for Mr. Reynolds and 24.1 percent for Ms. Ulrich, with an economic grant date value of $152,359; $102,216; $94,310; $44,783; and $47,010 respectively.

401(k)/Profit Sharing Plan

The Bank has a 401(k)/Profit Sharing Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 18 years of age, and have one year of service with the Bank (prior to plan entry dates of January 1 and July 1) to be eligible for the 401(k) Plan (“Effective Date”) matching contribution. Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the discretion of the Board, the Bank may also elect to pay a discretionary matching contribution. The 401(k) Plan provides that Bank matching contributions made are 100 percent vested immediately upon the participant’s Effective Date. The Bank acts as the Plan Administrator of the 401(k) Plan. The Bank’s 401(k) Plan Administrative Committee in consultation with the plan trustees determines general investment options. The 401(k) Plan participants make specific investment decisions.

The Committee uses the annual ROA to determine the dollar amount of the employee match. For example, an ROA of 0.75 percent would result in the Company contributing $0.75 for every $1.00 up to six percent of the employee’s eligible base compensation. ROA performance for 2015 was 1.05 percent. Matching funds for Messrs. Busse, Hogan, Reynolds and Hagstrom and Ms. Ulrich in 2015 were $16,695, $16,695, $12,008, $15,503 and $12,350, respectively.

Deferred Compensation Plan

In June 2014, the Company approved and adopted the Pacific Continental Corporation Deferred Compensation Plan (the “Plan”). The Plan is an unfunded, nonqualified deferred compensation plan designed to allow eligible non-employee directors and executives of the Company to save for retirement on a tax-deferred basis. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

Participants in the Plan may elect to defer a portion of their base salary, and up to 100% of their bonuses and director fees. The Company has discretion to make contributions to the Plan in the form of discretionary or matching contributions on behalf of any participant. The amounts payable to participants under the Plan will be distributed in accordance with the distribution provisions of the Plan. Distributions cannot be made prior to the distribution dates specified therein, other than distributions made in the event of a participant’s “unforeseeable emergency”, as defined in the Plan to the extent permitted under Code Section 409A and applicable authorities. The Company may accelerate distributions under the Plan in the event of a qualifying change in ownership or control of the Company.

Perquisites and Other Benefits

The Committee annually reviews executive management’s perquisites. A perquisite for a few members of executive management is the payment of initiation fees and monthly dues for social and athletic clubs. The Committee encourages select executive management to belong to a social or athletic club so there is an appropriate entertainment forum available for existing and prospective clients. Additionally, Messrs. Busse and Hogan have been provided with a $12,000 annual car allowance.

The Company has also entered into split dollar life insurance agreements with Messrs. Busse, Reynolds, Hagstrom, Hogan and Ms. Ulrich. Under the agreements, if the executive dies while employed by the Company, the executive’s beneficiary will receive three times the executive’s base salary in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Summary Compensation Table includes the value of these benefits.

Executive management also participates in the Company’s other benefit plans on the same terms as all other employees. These plans include employer 401(k) contributions, medical and dental insurance, life insurance and charitable gift matching. Relocation benefits may also be reimbursed, but are individually negotiated as they occur. The Committee believes these perquisites are reasonable and a necessary element of a competitive compensation package relative to our peers.

Executive Employment, Severance and Change of Control Agreements

The Committee believes that employment, severance and change of control agreements are appropriate for its senior management and top executives. The Company has entered into employment agreements with the president/chief executive officer and the chief operating officer that provide for severance payments in the event employment is terminated without cause or for good reason (as defined) and provides for cash payment in the event of a qualifying termination of employment in connection with a change in control (as defined). The Company has also entered into change in control agreements with certain other executive management and key employees. The agreements provide for cash payments in the event of a qualifying termination of employment in connection with a change in control.

With respect to the change in control provisions in the employment agreements and the change in control agreements, the Committee believes that executive management and certain other key employees have contributed significantly to the success of the Company and should be given some degree of economic security in the event of a change in control that occurs around the time of a qualifying termination of employment. Further, it is the Committee’s belief that the interests of shareholders will be best served if the interests of executive management and other key officers are aligned. Providing change in control benefits eliminates, or at least reduces, any potential reluctance of executive management to pursue potential change in control transactions that may be in the best interests of the shareholders. In addition, the Committee believes it is important that in the event of a change in control, the acquirer or surviving entity continues to have the benefit of our executives’ services. Therefore, for those employees with a change in control agreement, salary continuation is incorporated into the agreement. The salary continuation provision allows the acquiring entity to retain key employees to assist during the transition and guarantees the executive or officer with a base salary and bonus during this transition. If the acquiring entity chooses not to retain the employees, then the acquiring entity is required to pay, in a lump sum, an amount equal to the salary plus targeted bonus for the remainder of the salary continuation period. The Committee believes the salary continuation portion of the agreement serves the best interests of shareholders since, in a change in control transaction, shareholders may receive stock in the acquiring entity. By allowing the acquiring entity the option to continue the employment of key executives and officers through the salary continuation agreement, the new entity has better prospects for future growth and earnings, which serves the interests of shareholders.

Below are summaries of certain agreements between the named executive officers and the Company or the Bank. These summaries are qualified in their entirety by reference to the individual agreements, which are filed with the SEC.

Roger S. Busse Employment Agreement. During 2007, the Bank and the Company entered into an Employment Agreement with Roger S. Busse. In 2012, Mr. Busse’s employment agreement was amended to require a “double trigger” event (meaning both qualifying termination and a change-in-control must occur to receive a payment). In July 2014, Mr. Busse’s employment agreement was amended and restated in connection with his appointment as the Company’s chief executive officer. The new employment agreement was effective January 1, 2015. In April 2015, Mr. Busse’s employment agreement was extended one year and will now expire April 30, 2018.

Mr. Busse’s Employment Agreement provides that in the event Mr. Busse terminates his employment before the term ended for “good reason” or his employment is terminated by the Company or the Bank “without cause,” Mr. Busse would be entitled to receive compensation (including any potential bonus) and benefits in the amounts that he would have received had he been employed (including portions of medical and dental premiums) for a period of 12 months from the date of termination. In addition, the agreement provides for severance payments in the event employment is terminated (i) voluntarily (for good reason) or involuntarily (without cause) within one year after a change in control (as defined), or (ii) involuntarily (without cause) or voluntarily (for good reason) within one year prior to a change in control. In either event. Mr. Busse would be eligible to receive a lump sum payment equal to a multiple of two and one half times his “potential annual compensation,” less the amount of any Termination Payments (as defined), the continuation of certain benefits, including portions of medical and dental premiums for a period of the later of one year or upon closing of a change in control, and the immediate vesting of all unvested equity awards upon closing of the change in control or termination. In the event of voluntary termination without good reason, death or disability that results in his inability to perform his duties, Mr. Busse would receive all compensation and benefits earned and expenses reimbursable through the date of his termination. If the total of the payments and benefits payable to Mr. Busse under the agreement would be an amount that would cause them to be deemed a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code, then such payments would be reduced so that the total amount thereof is less than the “parachute payment” amount.

Casey Hogan Employment Agreement. Effective January 1, 2015, the Bank and the Company entered into an Employment Agreement with Casey Hogan, who previously held the role of EVP, chief credit officer, prior to his appointment as the Company’s chief operating officer.

The terms of Mr. Hogan’s agreement are substantially identical to those of Mr. Busse’s employment agreement except for job duties and change in control benefit. The agreement provides severance benefits and change in control severance benefits on the same terms and calculated in the same manner as Mr. Busse’s agreement, except that, in the event of a termination related to a change in control, Mr. Hogan will be eligible to receive a lump sum payment equal to a multiple of two times his “potential annual compensation.”

The table below shows the maximum amounts that could be paid to Mr. Busse, the president/chief executive officer, and Mr. Hogan, the executive vice president/ chief operating officer, respectively, under their agreements. The following information is based on (i) the executive’s salary at December 31, 2015, and (ii) assumes the triggering event occurred on December 31, 2015.

	President/Chief Executive Officer		EVP/Chief Operating Officer
	Termination (without cause)	Termination Due to a Change in Control	Termination (without cause)	Termination Due to a Change in Control

Base salary	$395,000	$987,500	$265,000	$530,000

Targeted bonus	$98,750	$246,875	$53,000	$106,000

Health care and other benefits	$24,310	$24,310	$15,680	$15,680

401(k) Plan employer contribution(1)	$16,695	$16,695	$16,695	$16,695

Fair market value of accelerated equity vesting (2)	$637,139	$637,139	$241,310	$241,310

Total	$1,171,894	$1,912,519	$591,685	$909,685

(1)

For the purposes of this table, the 2015 401(k) Plan employer match of $1.05 per $1.00 contributed by the employee up to 6 percent of eligible base compensation, up to the IRS limit of $265,000 was used. The 401(k) Plan employer match is determined annually by the Company’s Compensation Committee and, in the event of a termination, would most likely be different from that shown in the example above.

(2)

For the purposes of this table, the fair market value of the accelerated vesting of equity awards is determined based on the December 31, 2015 closing stock price of the Company’s stock of $14.88. For the RSUs, the per share price is multiplied by the number of unvested RSUs. For options, the per share closing price is compared to the option exercise price for unvested options. In the event of a change in control, the per share settlement stock price could be substantially higher than that used in this table.

Executive Change in Control Agreements.  Under change in control agreements entered into by the Company and the Bank with the named executive officers other than Mr. Busse and Mr. Hogan, the executives are entitled to receive a Change in Control Payment (as defined) in the event they are terminated without cause or terminate for good reason (each as defined) in connection with a change in control. The agreements are “double-trigger,” meaning both a qualifying termination and a change in control must occur to receive a payment. If the qualifying termination occurs before the change in control, the payment is one-half times annual base salary plus cash bonus opportunity. If it occurs after, the payment is two times such compensation amount. If the total of the payments and benefits payable to each executive under his or her respective agreement would be an amount that would cause them to be deemed a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code, then such payments will be reduced so that the total amount thereof is less than the “parachute payment” amount.

The agreements also preclude the executives from directly or indirectly soliciting any employee or client of the Bank or the Company to terminate his or her or the client’s relationship with the Bank or the Company for a period of time equal to 24 months from a change in control event.

The table below shows the maximum amounts that could be paid to Messrs. , Sawyer and Hagstrom and Ms. Ulrich under their respective agreements. The following information (i) is based on the executive’s salary at December 31, 2015, and (ii) assumes the triggering event occurred on December 31, 2015.

	Termination Related to Qualifying Change in Control
	Salary	Bonus	Total
Richard R. Sawyer	$440,000	$66,000	$506,000
Mitchell J. Hagstrom	$489,008	$97,802	$586,810
Rachel L. Ulrich	$390,000	$58,500	$448,500

We carefully monitor and comply with any changes in the laws, regulations, accounting standards and related interpretive guidance that impact our executive compensation plans and programs. Tax and accounting considerations have never played a central role in the process of determining the compensation or benefit plans and programs that are provided to our executives. Instead, the Committee has consistently structured our executive compensation program in a manner intended to ensure that it is competitive in the marketplace for executive talent and provides incentives and rewards that focus our executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements. Under Internal Revenue Code Section 162(m), any remuneration in excess of $1 million paid to Mr. Busse, Mr. Hogan or any of the three most highly compensated executive officers of the Company in a given year is not tax deductible unless it is paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation upward after the beginning of the period in which the compensation is earned. In 2012, our shareholders approved the terms under which awards granted under the Amended and Restated 2006 Stock Option and Equity Compensation Plan should qualify as performance-based. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under Section 162(m) that may be appropriate to retain and motivate key executives.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued during the last three fiscal years to the chief executive officer, chief financial officer, and the next three most highly compensated executive leadership team officers in 2015.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Bonus Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Roger S. Busse, President & Chief Executive Officer	2015 2014 2013	$395,000 $342,697 $329,779		$152,359 $116,140 $116,264	$ - $ -	$95,195(3) $66,074(4) $58,337(5)	$164,249 $24,546 $17,040	$806,803 $549,457 $521,420
Casey R. Hogan, EVP, Chief Operating Officer	2015 2014 2013	$265,000 $226,545 $220,297	(7)	$102,216 $45,530 $39,784	$ - $ -	$50,562(3) $33,172(4) $29,228(5)	$30,525 $16,592 $13,979	$448,296 $321,840 $303,288
Michael A. Reynolds*, EVP, Chief Financial Officer	2015 2014 2013	$181,243 $226,545 $220,298		$44,783 $45,530 $39,784	$ - $ -	$33,089(3) $32,967(4) $29,228(5)	$14,897 $17,862 $15,076	$274,012 $322,905 $304,386
Richard R. Sawyer**, EVP, Chief Financial Officer	2015	$73,333		$ -		$10,990(3)	$25,058	$109,381
Mitchell J. Hagstrom, EVP, Chief Banking Officer	2015 2014 2013	$243,705 $238,546 $231,968	(8)	$94,310 $81,693 $81,781	$ - $ -	$44,695(3) $46,477(4) $41,035(5)	$17,527 $17,796 $14,983	$400,229 $384,513 $369,767
Rachel L. Ulrich, EVP, Chief Administrative Officer	2015	$195,000	(9)	$47,010		$27,905(3)	$13,011	$282,917

*Michael A. Reynolds retired from his position as chief financial officer effective August 31, 2015.

**Richard R. Sawyer succeeded Michael A. Reynolds as chief financial officer effective August 24, 2015.

(1)

Reflects the grant date market value based on the price of the Company’s common stock at the close of business on the date the RSUs were granted ($12.94). A discussion of the assumptions used in expensing the award values may be found in Note 17 of our 2015 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	No options were granted to the named executive officers during 2013, 2014 or 2015.

(3)	Bonus was paid to officers on March 4, 2016.

(4)	Bonus was paid to officers on March 6, 2015.

(5)	Bonus was paid to officers on March 4, 2014.

(6)	Please see “2015 All Other Compensation Table”

(7)	Includes $8,293 of deferred compensation.

(8)	Includes $36,442 of deferred compensation.

(9)	Includes $11,750 of deferred compensation.

2015 Other Compensation Summary Table

Name and Principal Position	401(k) Match	BOLI	Ins. Premiums	Tax gross up	Moving Expense	Car Allowance	Total
Roger S. Busse, President & Chief Executive Officer	$16,695	$2,114	$120	$53,320	$80,000	$12,000	$164,249
Casey R. Hogan, EVP, Chief Operating Officer	$16,695	$1,051	$120	$659		$12,000	$30,525
Michael A. Reynolds, EVP, Chief Financial Officer	$12,008	$1,769	$80	$1,040			$14,897
Richard R. Sawyer, EVP, Chief Financial Officer	*		$20	$38	$25,000		$25,058
Mitchell J. Hagstrom, EVP, Chief Banking Officer	$15,503	$1,174	$120	$730			$17,527
Rachel L. Ulrich, EVP, Chief Administrative Officer	$12,350	$383	$120	$278			$13,131

Due to his hire date of August 24, 2015, Mr. Sawyer was not eligible for a 401(k) match

The following table sets forth certain information concerning plan-based awards granted to the named executive officers in 2015.

2015 Grants of Plan-Based Awards

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Roger S. Busse	(1)	7/22/2015	$40,488	$98,750	$118,500
	(2)	5/1/2015				11,595	$152,359
Michael A. Reynolds*	(1)	7/22/2015	$14,280	$34,830	$41,796
	(2)	5/1/2015				3,408	$44,783
Richard R. Saywer **	(1)	7/22/2015	$13,530	$33,000	$39,600
						-	$-
Mitchell J. Hagstrom	(1)	7/22/2015	$20,049	$48,901	$58,681
	(2)	5/1/2015				7,177	$94,310
Casey R. Hogan	(1)	7/22/2015	$21,730	$53,000	$63,600
	(2)	5/1/2015				7,778	$102,216
Rachel L. Ulrich	(1)	7/15/2022	$11,993	$29,250	$35,100
	(2)	5/1/2015				3,577	$47,010

* Michael A. Reynolds retired from his position as chief financial officer effective August 31, 2015.

** Richard R. Sawyer succeeded Michael A. Reynolds as chief financial officer effective August 24, 2015. He was not employed at the time of equity grant.

(1)

Represents threshold, target and maximum payout levels under the Company’s executive cash incentive bonus plan for 2015 performance. The actual amount of incentive bonus earned by each named executive officer in 2015 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the components of the executive incentive bonus plan is included in the Compensation Discussion and Analysis.

(2)

Each RSU represents a contingent right to receive one share of Company common stock. The amount reflects the grant date market value based on the price of the Company’s common stock at the close of business on the date the units were granted ($12.94). A discussion of the assumptions used in expensing the award values may be found in Note 17 of our 2015 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The rights were granted under the terms of the Amended 2006 Stock Option and Equity Compensation Plan (the “2006 Equity Plan”). RSUs for all Named Executive Officers vest in four equal annual installments beginning May 1, 2016, Vested shares will be delivered as soon as is practicable upon vesting, no later than two and a half months after the end of the first taxable year in which the RSUs are no longer subject to a substantial risk of forfeiture.

2015 Outstanding Equity Awards at Fiscal Year-End

The following tables provide information on all outstanding awards at fiscal year-end 2015.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date
Roger S. Busse	9,790	$16.34	9/19/2016
	13,017	$18.39	2/13/2017
	16,250	$14.44	2/20/2018
	22,751	$12.07	4/21/2019
	11,902	$11.30	4/20/2020
Michael A. Reynolds	5,313	$16.34	9/19/2016
	4,709	$18.39	2/13/2017
	7,031	$14.44	2/20/2018
	7,979	$12.07	4/21/2019
	4,547	$11.30	4/20/2020
Richard R. Sawyer *
Mitchell J. Hagstrom	5,335	$16.34	9/16/2016
	5,673	$18.39	2/13/2017
	7,303	$14.44	2/20/2018
	7,910	$12.07	4/21/2019
	5,368	$11.30	4/20/2020
Casey R. Hogan	5,269	$16.34	9/19/2016
	4,667	$18.39	2/13/2017
	6,850	$14.44	2/20/2018
	8,039	$12.07	4/21/2019
	4,395	$11.30	4/20/2020
Rachel L. Ulrich	2,000	$14.24	4/7/2018
	4,726	$12.07	4/21/2019
	3,499	$11.30	4/20/2020

Adjusted to reflect all stock splits and stock dividends.

* Richard R. Sawyer succeeded Michael A. Reynolds as chief financial officer effective August 24, 2015.

(1)	Granted under the terms of the 2006 Equity Plan and fully vested.

Restricted Stock Unit Awards
Name	Units of Stock that have not vested (#)		Market Value of Units of Stock that have Not
Michael A. Reynolds	1,113	(1)	$16,561
	1,842	(2)	$27,409
	2,585	(3)	$38,465
	3,460	(5)	$51,485
Roger S. Busse	3,703	(1)	$55,101
	5,383	(2)	$80,099
	6,594	(3)	$98,119
	7,052	(4)	$104,934
	11,774	(5)	$175,197
Mitchell J. Hagstrom	2,605	(1)	$38,762
	3,786	(2)	$56,336
	4,638	(3)	$69,013
	7,288	(5)	$108,445
Casey R. Hogan	1,113	(1)	$16,561
	1,842	(2)	$27,409
	2,585	(3)	$38,465
	7,899	(5)	$117,537
Rachel L. Ulrich	868	(1)	$12,916
	1,428	(2)	$21,249
	2,004	(3)	$29,820
	3,632	(5)	$54,044

(1)

Granted under the terms of the 2006 Equity Plan on 5/1/2012. The RSUs vest 25% on each of the four anniversaries of the grant date becoming fully vested on 5/1/2016. The market value is calculated based on 12/31/2015 closing price of $14.88/share.

(2)

Granted under the terms of the 2006 Equity Plan on 5/1/2013. The RSUs vest 25% on each of the four anniversaries of the grant date becoming fully vested on 5/1/2017. The market value is calculated based on 12/31/2015 closing price of $14.88/share.

(3)

Granted under the terms of the 2006 Equity Plan on 5/1/2014. The RSUs vest 25% on each of the four anniversaries of the grant date becoming fully vested on 5/1/2018. The market value is calculated based on 12/31/2015 closing price of $14.88/share.

(4)	Granted under the terms of the 2006 Equity Plan on 1/1/2015. The RSUs vest 100% on 1/1/2019. The market value is calculated based on 12/31/2015 closing price of $14.88/share.

(5)

Granted under the terms of the 2006 Equity Plan on 5/1/2015. The RSUs vest 25% on each of the four anniversaries of the grant date becoming fully vested on 5/1/2019. The market value is calculated based on 12/31/2015 closing price of $14.88/share.

2015 Option Exercises and Stock Vested

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting of Stock Awards
Roger S. Busse	2,808	$36,420(1)
	8,591	$111,168(2)
Michael A. Reynolds	649	$8,418(1)
	2,895	$37,461(2)
Richard R. Sawyer*
Mitchell J. Hagstrom	1,269	$16,459(1)
	6,044	$78,209(2)
Casey R. Hogan	649	$8,418(1)
	2,895	$37,461(2)
Rachel L. Ulrich	561	$7,276(1)
	2,250	$29,115(2)

(1)	The market value is calculated based on April 19, 2015 closing price of $12.97/share.

(2)	The market value is calculated based on May 1, 2015 closing price of $12.94/share.

* Richard R. Sawyer succeeded Michael A. Reynolds as chief financial officer effective August 24, 2015.

2015 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mitchell J. Hagstrom	$ 36,442	$ -	$ 15	$ -	$36,458
Casey R. Hogan	$ 8,293	$ -	$ 3	$ -	$ 8,297
Rachel L. Ulrich	$ 11,750	$ -	$ ($253)	$ -	$15,222

DIRECTOR COMPENSATION

Director compensation is evaluated and recommended by the Company’s Compensation Committee and approved by the Board of Directors. The Company does not pay directors who are also employees of the Company or the Bank for their service as directors.

Within the financial services industry, director cash compensation is generally comprised of an annual retainer and board and committee attendance fees. It is customary that the board chair receive greater compensation. Recent trends also suggest that directors serving on certain committees receive additional compensation. The Compensation Committee considered all of these factors in determining director compensation methodology for 2015. In 2015, each non-employee director of the Company received a cash retainer of $2,308 per month, a restricted stock grant valued at $22,500 and fees for each meeting attended. Directors may miss two scheduled board meetings per year without compensation penalty. Audit, and Compensation Committee chairs receive an additional quarterly retainer of $2,500, the Board chair receives an additional quarterly retainer of $6,000, the Governance/Nominating Committee chair receives an additional quarterly retainer of $2,000 and non-employee members of the Executive Committee who are not otherwise a committee or board chair each receive an additional quarterly retainer of $1,500. In addition to the annual retainer, attendance at committee meetings or special board meetings entitles non-employee directors to additional compensation in the amount of $250 for attendance at in-person or video conference meetings and $100 for meetings held by telephone. An additional $500 fee is paid to each non-employee director for any meeting exceeding four hours.

The Company has established a Director Stock Election Plan that provides directors the opportunity of investing their director and committee fees in Company common stock in lieu of receiving cash. The plan operates as individual SEC Rule 10b5-1 stock trading plans that require, among other things, that the directors enter into the plan at a time when they are not aware of any material non-public information; the plan clearly sets out the allocation provisions of how the fees are to be invested; and the director has no discretion over the purchases.

Historically, the Company’s non-employee directors have also received equity compensation. The Committee believes a portion of director compensation should be in the form of equity compensation because it aligns the interests of the Board of Directors with those of the shareholders. Under the 2006 Equity Plan, directors may receive non-qualified stock options, restricted stock, RSUs, and stock appreciation rights.

In addition to the retainer, chair and meeting fees described above, outside directors new to the Company shall receive annually for three years (or for those years served less than three years) an additional $5,000 grant of restricted stock, subject to full board approval, timing, proration and vesting qualifications.

The Committee determined that annual awards of equity compensation were appropriate to provide a form of continuous performance incentive. Although the Committee feels annual equity awards are a best practice, all grants are subject to approval by the full Board of Directors. For 2015, the Committee determined that restricted stock was the best form of equity compensation for non-executive directors.

On May 1, 2015, 1,738 shares of restricted stock, valued at $12.94 per share or $22,000 in the aggregate, were granted to each non-executive director for an aggregate total granted to all non-executive directors of 15,105.54 shares valued at $199,544. Mr. Pinneo, Ms. Johansen, Mr. Forrest and Ms. Whitman each received 2,125 shares of restricted stock, valued at $12.94 per share or $27,500 in the aggregate. Ms. Whitman also received 257 shares of restricted stock, valued at $3,333 in the aggregate. The restricted stock vested immediately. The fair market value of the restricted stock grant was based on the price of the Company’s common stock at the close of business on the date on which the restricted stock award was granted.

At fiscal year-end, Mr. Heijer, a non-employee director, had 1,102 outstanding stock option awards, which he exercised in early 2015.

In January 2013, the Compensation Committee amended the Company’s stock ownership and hold guidelines for non-employee directors, requiring them to retain 100 percent of net shares acquired from equity awards (after satisfying taxes and exercise prices) until they hold shares with a value of at least three times the annual cash board retainer, and thereafter to retain at least 75 percent of net shares acquired from equity awards for at least two years.

The following table shows compensation paid or accrued during the last fiscal year to the Company’s non-employee directors. Mr. Busse is not included in the table as he is an employee of the Company, and thus receives no compensation for his services as a director.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	Total ($)
Robert A. Ballin	$54,864	$22,489	$77,354

Eric S. Forrest	34,164	27,497	61,662

Michael E. Heijer	36,164	22,489	58,654

Michael D. Holzgang	43,464	22,489	65,954

Judith A. Johansen	33,964	27,497	61,462

Donald L. Krahmer, Jr.	43,714	22,489	66,204

Donald G. Montgomery	44,364	22,489	66,854

Jeffrey D. Pinneo	30,656	27,497	58,154

John H. Rickman	50,464	22,489	72,954

Karen L. Whitman	27,964	30,823	58,787

(1)	Amount shown for Mr. Ballin represents (i) annual retainer fee of $26,864, (ii) retainer fees of $22,000 for service as Board chair, and (iii) per meeting committee attendance fees of $6,000.

Amount shown for Mr. Forrest represents (i) annual retainer fee of $26,864 and (ii) per meeting committee attendance fees of $7,300.

Amount shown for Mr. Heijer represents (i) annual retainer fee of $26,864, and (ii) per meeting committee attendance fees of $9,300.

Amount shown for Mr. Holzgang represents (i) annual retainer fee of $26,864, (ii) retainer fees of $8,000 for service as Governance/Nominating Committee chair, and (iii) per meeting committee attendance fees of $8,600.

Amount shown for Ms. Johansen represents (i) annual retainer fee of $26,864, and (ii) per meeting committee attendance fees of $7,100.

Amount shown for Mr. Krahmer represents (i) annual retainer fee of $26,864, (ii) retainer fees of $10,000 for service as Audit Committee chair, and (iii) per meeting committee attendance fees of $6,850.

Amount shown for Mr. Montgomery represents (i) annual retainer fee of $26,864, (ii) retainer fees of $10,000 for service as Compensation Committee chair, and (iii) per meeting committee attendance fees of $7,500.

Amount shown for Mr. Pinneo represents (i) annual retainer fee of $24,556, and (ii) per meeting committee attendance fees of $6,100.

Amount shown for Mr. Rickman represents (i) annual retainer fee of $26,864, (ii) retainer fees of $10,000 for service as Asset and Liability Committee chair, and (iii) per meeting committee attendance fees of $13,600.

Amount shown for Ms. Whitman represents (i) annual retainer fee of $22,664, and (ii) per meeting committee attendance fees of $5,300.

(2)	Represents the grant date fair value of restricted stock awards granted to each director in 2015 based on the price of the Company’s common stock at the close of business on May 1, 2015 ($12.94), the date on which the restricted stock award was granted.

AUDITORS

Moss Adams LLP, independent registered public accounting firm, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2015. Representatives of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

The report from Moss Adams LLP for the fiscal years ended December 31, 2015, and December 31, 2014, respectively, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the years ended December 31, 2015 and 2014, respectively, Moss Adams LLP did not advise the Company of any of the following matters:

1.	That the internal controls necessary for the Company to develop reliable financial statements did not exist.

2.

That information had come to their attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management.

3.

That there was a need to expand significantly the scope of the audit of the Company, or that information had come to Moss Adams LLP’s attention during the years ended December 31, 2015, and December 31, 2014, that, if further investigated: (i) may materially impact the fairness or reliability of either: a previously-issued audit report or underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) may cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements. Moss Adams LLP did not so expand the scope of its audit or conduct such further investigation.

4.

That information had come to their attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

Fees Paid to Independent Accountants

The following tables set forth the aggregate fees charged to the Company by Moss Adams LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2015 and 2014 fiscal years.

Fee Category	Fiscal 2015	% of Total	Fiscal 2014	% of Total

Audit Fees	$245,000	76%	$239,000	79%

Audit Related Fees	22,024	7%	26,487	9%

Tax Fees	48,935	15%	37,420	12%

All Other Fees	5,100	2%	850	0%

Total Fees	$321,059	100%	$303,757	100%

Audit Fees. The fees billed to the Company by Moss Adams LLP were for professional service rendered (including reimbursement of certain travel-related costs) in connection with the audit of the Company’s financial statements, including review of internal controls over financial reporting, services in connection with statutory or regulatory filings and review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees. Consists of fees paid to Moss Adams LLP in the years ended 2015 and 2014 for services rendered in connection with the 401(k) audit and accounting consultation and audit fees in connection with acquisitions.

Tax Fees. Consists of fees billed in the years ended 2015 and 2014 for tax compliance, tax advice and tax planning.

All Other Fees. Consists of fees billed in the years ended 2015 and 2014 including consulting expenses on various topics.

For the fiscal year 2015, the Audit Committee considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required o provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the Committee’s next scheduled meeting.

ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are approved by the Governance/Nominating Committee in accordance with the policies and procedures set forth in the policy governing “related persons transactions” adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between “related persons” shall be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy, and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2015, the Bank had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, which may exceed the threshold amount of $120,000. However, such loans were, and will continue to be, made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and, in the opinion of management, do not involve any undue credit risk to the Bank.

Compliance with Section 16(a) Requirements

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10% of the Company’s common stock file reports with the SEC with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2015, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

Other Business

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event that other matters are presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

At the Annual Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

Incorporation by Reference

The Reports of the Audit Committee, Compensation Committee and Governance/Nominating Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates such information by reference.

Information Concerning Shareholder Proposals and Director Nominations

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 22, 2016, and should contain such information as is required under the Company’s Bylaws. If the date of the 2017 annual meeting is more than 30 days before or after the date of the 2016 Annual Meeting, the deadline is a reasonable time before we begin to print and send proxy materials. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the Annual Meeting. In addition, if we receive notice of a shareholder proposal after November 22, 2016, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Governance/Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 22, 2015. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Corporate Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee, (b) the principal occupation of each proposed nominee, (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made, (d) your name and address, (e) the number of shares of Company stock that you own, and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Availability of Bylaws

The Bylaws can be accessed on the Company’s website by clicking on the Governance Documents link within the Investor Relations section on the Company’s home page (www.therightbank.com), or by writing to the Company’s Corporate Secretary at the Company’s main office, for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Executive Offices

Shareholder proposals, including director nominations, must be mailed to the Company’s executive offices at the following address: Pacific Continental Corporation, Attention: Corporate Secretary, P.O. Box 10727, Eugene, Oregon 97440-2727.

Available Information

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

●

Read and copied at the SEC’s Public Reference Room at 450 Fifth Street NW, Washington, D.C., 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

●	On the SEC Internet site at www.sec.gov.

●	Accessing the Bank’s website at www.therightbank.com. Additional information, including recent press releases, is also available on the Bank’s website.

Reports to Shareholders

On or about March 14, 2016, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders containing instructions on how to access our 2016 Proxy Statement and 2015 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Requests for the Company’s Annual Report should be sent to http://www.investorvote.com/PCBK. The Annual Report to Stockholders and Proxy Statement may also be found on our website at www.therightbank.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws. Each nominee is a current member of the Board. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board, or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election

Robert A. Ballin

Roger S. Busse

Eric S. Forrest

Michael E. Heijer

Michael D. Holzgang

Judith A. Johansen

Donald L. Krahmer, Jr.

Donald G. Montgomery

Jeffrey D. Pinneo

John H. Rickman

Karen L. Whitman

Vote Required and Board Recommendation

The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from the directors as a group, or for each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the proposal because directors will be elected by a plurality of votes cast.

The Board of Directors unanimously recommends a vote FOR the election of each named nominee as director.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF DIRECTORS IN

UNCONTESTED ELECTIONS

The Board of Directors has approved, and recommends shareholder approval of, an amendment to the Company’s Second Amended and Restated Articles of Incorporation to require that directors receive a majority of the votes cast in order to be elected to the Board of Directors in uncontested elections (i.e., elections in which the number of nominees does not exceed the number of directors to be elected).

Currently, the Board of Directors is elected by a plurality of the votes present in person or by proxy at a meeting. Oregon law requires that, unless otherwise provided in the articles of incorporation, directors be elected by a plurality of the votes present in person or by proxy at a meeting. Under a plurality voting standard, assuming a quorum is present, the nominee receiving the greatest number of votes “for” his or her election, up to the number of directors to be elected, will be elected, regardless of the number of votes withheld from a nominee. As a result, in the usual uncontested election, the receipt of as few as one vote for each nominee will suffice for his or her election.

The majority voting standard is a development in corporate governance best practices that has become more common among U.S. public companies in recent years. The Company’s Board of Directors is committed to good corporate governance and has periodically considered the advantages and disadvantages of adopting a majority voting standard in uncontested director elections. In the past, the Board has concluded that a plurality voting standard was in the best interests of the Company and its shareholders. A plurality voting standard avoids the destabilizing risk of “failed elections” in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and ensures that all open positions are filled at each election. However, in light of evolving corporate governance practices, the Governance and Nominating Committee again carefully considered the various positions for and against a majority voting standard. Based upon the analysis and recommendation of the Governance and Nominating Committee, the Board has concluded that amending the Second Amended and Restated Articles of Incorporation to provide for the annual election of all directors in the manner set forth in the proposed amendment will be in the best interests of the Company and its shareholders. In this regard, the Board recognizes that many investors and commentators believe that the majority vote standard in uncontested director elections would give our shareholders a more meaningful role in the director election process by giving effect to shareholder votes “against” a nominee and by requiring more shareholder “for” votes in order for a nominee to obtain or retain a seat on the Board, and is in line with emerging corporate governance practices. The Board believes, however, that the plurality voting standard should still apply in contested elections. If a majority vote standard is used in a contested election, fewer candidates or more candidates could be elected to the Board than the number of Board seats. Because the proposed majority vote standard simply compares the number of “for” votes with the number of “against” votes for each director nominee without regard to the voting for the other nominees, it is not effective in ensuring that all Board seats are filled when there are more candidates than available Board seats. Accordingly, the proposed majority vote standard retains plurality voting in a contested election to avoid such results.

The amendment to the Articles of Incorporation operates as follows:

●	Each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

●

However, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting.

●

For purposes of the majority voting standard, a majority of the votes cast means that the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Pacific Continental Corporation that are voted “for” a director must exceed the shares voted “against” the director. An “abstain” vote will have no effect on the outcome of the election but will be counted for purposes of determining whether a quorum is present at the shareholder meeting.

Under Oregon law and the Company’s Second Amended and Restated Articles of Incorporation and Bylaws, an incumbent director nominee who is not re-elected continues to serve on the Board of Directors until his or her successor is elected and qualified. Accordingly, if the proposed amendment is adopted, the Board will adopt a policy which states that any incumbent director who fails to be re-elected must tender his or her resignation for consideration by the Board of Directors.

The amendment is effected by adding a new Article XI to our Second Amended and Restated Articles of Incorporation. The full text of Article XI is attached to this Proxy Statement as Appendix A. This summary is qualified in its entirety by reference to the full text of the proposed amendment. At its November 17, 2015, meeting, the Board of Directors approved the adoption of a majority voting standard for uncontested elections of directors by approving the addition of this new Article XI to the Company’s Second Amended and Restated Articles of Incorporation.

If the amendment is approved by shareholders at the Annual Meeting, the majority voting standard will be effective commencing with our 2017 annual meeting of shareholders. If our shareholders do not approve the proposed amendment, directors will continue to be elected by plurality vote.

The Board of Directors unanimously recommends that you vote FOR the amendment of the Second Amended and Restated Articles of Incorporation to require a majority vote for the election of directors in uncontested elections.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, shareholders voted on an advisory (non-binding) vote on frequency of a shareholder vote on executive compensation. As recommended by the Board of Directors, the shareholders approved that an advisory (non-binding) vote on executive compensation should occur on an annual basis, as subsequently approved by the Board of Directors.

In accordance with the vote of the shareholders and the Board of Directors, we are providing you, as a shareholder, the opportunity to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. The Company’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation decisions.

Vote Required and Board Recommendation

To approve the advisory (non-binding) vote in favor of the compensation of executive officers requires the affirmative vote of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends a vote FOR approval of the advisory (non-binding) resolution, which approves compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosures) in this proxy statement.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2015, 2014, 2013, 2012, and 2011. The Audit Committee has appointed Moss Adams LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2016.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Governance and Nominating Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Vote Required and Board Recommendation

To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, requires the affirmative vote of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

By Order of the Board of Directors

Roger S. Busse
President, Chief Executive Officer

APPENDIX A

Proposed Amendment to the Second Amended and Restated Articles of Incorporation

ARTICLE XI

Except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares present and entitled to vote or such larger proportion or number as is required by law or these Articles of Incorporation. Each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article XI, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the Bylaws of the corporation, or as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of capital stock of the corporation with respect to the election of a director nominee that are voted “for” such nominee must exceed the votes that are voted “against” that director by the holders of outstanding shares of the corporation’s capital stock entitled to cast a vote with respect to the election of such director nominee.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., PST, on April, 27, 2015.

Vote by Internet • Go to www.investorvote.com/PCBK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote “FOR” the election of all nominees listed below and “FOR” Proposals 2 and 3.
1.	Election of Directors:	01 - Robert A. Ballin	02 - Roger S. Busse	03 - Eric S. Forrest	+
		04 - Michael E. Heijer	05 - Michael D. Holzgang	06 - Judith A. Johansen
		07 - Donald L. Krahmer, Jr.	08 - Donald G. Montgomery	09 - Jeffrey D. Pinneo
		10 - John H. Rickman	11 - Karen L. Whitman

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	TO APPROVE THE ADVISORY (NON-BINDING) RESOLUTION IN FAVOR OF THE COMPENSATION OF EXECUTIVE OFFICERS.	☐	☐	☐	3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

ALL JOINT OWNERS MUST SIGN Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by more than one person, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	1 U P X	+

020AIC

Important Notice

Regarding the Availability of Proxy Material for the Annual Meeting:

The Proxy Statement and Annual Report are available at

http://www.edocumentview.com/PCBK

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY — PACIFIC CONTINENTAL CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Roger S. Busse and Robert A. Ballin, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Busse and Ballin to represent and to vote, as designated below, all the shares of common stock of Pacific Continental Corporation held of record by the undersigned on March 2, 2015, at the Annual Meeting of Shareholders to be held at The Inn at the 5th, Maple Room, 1st Floor, 205 East 6th Avenue, Eugene, Oregon 97401 on Monday, April 27, 2015, at 10:00 a.m., local time or any adjournment or postponement of such Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE, AND “FOR” PROPOSALS 2 AND 3.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted at the discretion of the individuals named as proxies, in accordance with the recommendations of management.

(Please sign on reverse side)